UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/02/2008

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  -

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2008, The Pep Boys - Manny, Moe & Jack (the "Company") appointed William Shull, 50, Senior Vice President - Store Operations. Mr. Shull brings 25 years of operations management experience with retailers such as AutoZone, Lowe's, The Wiz and Hollywood Entertainment.

Mr. Shull (i) will be paid a base salary of $320,000, (ii) will be eligible to earn a target annual bonus, pursuant to the terms of the Company's Annual Incentive Bonus Plan, equal to 45% of his base salary upon the achievement of certain predetermined corporate objectives (such bonus is guaranteed for fiscal 2008) and (iii) will participate in the Company's other incentive and welfare and benefit plans made available to executives. As an inducement to join the Company, Mr. Shull received 6000 restricted stock units and options to acquire 2000 shares of common stock.

As an executive officer of the Company, Mr. Shull will enter into the Company's standard Employment (change of control) and Non Competition Agreements. The Employment Agreement, which only becomes effective upon a change in control of Pep Boys, provides Mr. Shull with a position, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change in control for a period of two years. In addition, the Company is obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change in control payment made to Mr. Arthur. The Non Competition Agreement provides for customary covenants against competition during employment and one year thereafter in exchange for a severance payment equal to one year's base salary upon termination by the Company without cause.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: September 02, 2008	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
VP - General Counsel & Secretary